SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. __)1


                                   Sonus Corp.
                                (Name of Issuer)


                   Common Shares, without nominal or par value
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                   835691-10-6
                                 (CUSIP Number)

                                December 31, 2001
                           ---------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1 (b)

[x]  Rule 13d-1 (c)

[ ]  Rule 13d-1 (d)


1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 835691-10-6                     13G               Page 2 of 5 pages


-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Scott Klein
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) |_|
                                                             (b) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY



-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                 419,430*
                         ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                -0-
                         ------------------------------------------------------
      OWNED BY EACH        7     SOLE DISPOSITIVE POWER

       REPORTING                 419,430*
                         ------------------------------------------------------
      PERSON WITH          8     SHARED DISPOSITIVE POWER

                                 -0-
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             419,430
-------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


        |-|
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.4%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

             IN
-------------------------------------------------------------------------------

*Includes options to acquire 411,430 common shares exerciseable within 60 days of December 31, 2001.



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



CUSIP No. 835691-10-6                     13G               Page 3 of 5 pages


Item 1(a)   Name of Issuer:  Sonus Corp.


Item 1(b) Address of Issuer's Principal Executive Offices: 111 S.W. Fifth Avenue, Suite 1620 Portland, Oregon 97204


Item 2(a)   Name of Person Filing:  Scott Klein


Item 2(b)   Address of Principal Business Office or, if none, Residence:

            111 S.W. Fifth Avenue, Suite 1620
            Portland, Oregon  97204


Item 2(c)   Citizenship:      United States


Item 2(d)   Title of Class of Securities:

            Common Shares, without nominal or par value


Item 2(e) CUSIP Number:

            835691-10-6

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable

Item 4            Ownership:

            See Items 5-9 and 11 on the cover page.


Item 5      Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ ].


Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable

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

CUSIP No. 835691-10-6                     13G               Page 4 of 5 pages

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            Not applicable


Item 8      Identification and Classification of Members of the Group:

            Not applicable


Item 9      Notice of Dissolution of Group:

            Not applicable


Item 10     Certifications:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 835691-10-6                     13G               Page 5 of 5 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                        February 11, 2002
                                    --------------------------------------------
                                            (Date)

                                        /s/ Scott Klein
                                    --------------------------------------
                                            Scott Klein


          ATTENTION: Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 USC 1001)


                                      -5-